Exhibit 4.2

NEITHER THE CONVERTIBLE NOTE (THE “NOTE”) NOR THE SHARES OF COMMON STOCK (THE “SHARES”) ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE NOTE AND THE UNDERLYING SHARES ISSUABLE UPON CONVERSION HEREOF MAY BE REFERRED TO COLLECTIVELY, AS THE “SECURITIES.”

QUANTUM COMPUTING INC.

8% CONVERTIBLE PROMISSORY NOTE

Principal Amount: ________________

Original Issuance Date: ________________

Quantum Computing, Inc., a Delaware corporation f/k/a Innovative Beverage Group Holdings, Inc. (the “Company”) with offices located 215 Depot Court, Suite 215, Leesburg, VA 20175, pursuant to the terms and conditions set forth in this Subscription and Investor’s Representation Agreement (the “Subscription Agreement”), has issued this 8% Convertible Promissory Note (the “Note” or, collectively, the “Notes”) to ____________ (the “Holder”) this ___ day of ______, 2018 (the “Issuance Date”), in connection with the offering pursuant to the Subscription Agreement in the aggregate principal amount of up to $1,000,000 (the “Note Offering”). The Company and the Holder are sometimes referred to individually, as a “Party” and collectively, as the “Parties.”

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Section 1. The Note:

1.1 This Note in the principal amount of $____________ (the “Principal”) is being issued to the Holder pursuant to the Subscription Agreement between the Company and the Holder dated ___________, 2018.

1.2 This Note is being issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”), based upon Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Act. under the Securities Act of 1933, as amended (the “Act”).

1.3 The Holder hereby represents to the Company that the Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D.

1.4 The Holder acknowledges and agrees that pursuant to the terms of the above-referenced Subscription Agreement that this Note: (i) bears interest at the rate of 8% per annum (the “Interest”); (ii) is due and payable on a date twelve (12) months from the Issuance Date (the “Maturity Date”); and (iii) the Interest and principal amount of this Note payable to Holder is convertible, on a mandatory basis into shares of the Company’s common stock (the “Shares”) within ten (10) business days of the effective date of the Reverse Split (the Mandatory Conversion”) as more fully-described in the Subscription Agreement, at a conversion price of $1.00 per Share (the “Conversion Price”).

1.5 This Note is one of a series of Notes containing substantially identical terms and conditions issued to other accredited holders each of whom acquired a portion of the Assigned Notes from the Original Noteholders.

Section 2. Interest, Maturity Date, Prepayment and Default:

2.1 Interest shall accrue from the Issuance Date on the unpaid Principal amount at a rate equal to eight (8%) percent per annum, simple interest.

2.2 Subject to Section 2, Principal and any accrued but unpaid Interest under this Note shall be due and payable upon demand by the Holder at the Maturity Date, unless the Note has been converted into Shares based upon the Mandatory Conversion provisions of Note and all of the Notes issued pursuant to the separate Subscription Agreements with other Holders, within ten (10) days of the Reverse Split referenced in Section 1.4 above, which is subject to application with and approval by FINRA and upon the effective date of the Reverse Split, FINRA.

2.3 The Company may prepay the Principal and Interest due on this Note provided that the Company delivers twenty (20) days advance written notice of the Holder (the “Prepayment Notice”).

2.4 Notwithstanding the provisions of Section 2.2 above, the entire unpaid Principal sum of this Note, together with accrued and unpaid Interest thereon, unless the same shall be converted into Shares based upon the Mandatory Conversion, shall become immediately due and payable upon: (i) the execution by the Company of a general assignment for the benefit of creditors; (ii) the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more; or (iii) the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2.5 Notwithstanding the provisions of Sections 2.2 through 2.4 above, the Holder, at any time after the Issuance Date or prior to the expiration of the twenty (20) day period following which the Company has given Holder the Prepayment Notice, may, at Holder’s sole discretion, elect to convert the entire unpaid Principal together with accrued and unpaid Interest thereon, into Shares at the Conversion Price set forth in Section 1.4 above, in accordance with the procedures of Section 3 below.

Section 3. Conversion:

3.1 The Principal and accrued but unpaid Interest under this Note shall, at the Holder’s election, may be converted at any time after the Issuance Date and prior to any prepayment pursuant to Section 2.3 above, into Shares of the Company’s common stock at a Conversion Price of $1.00 per Share, by delivery of written notice of election to convert (the “Conversion Notice”), in the form attached as Exhibit A hereto (the “Voluntary Conversion”).

3.2 The Principal and accrued but unpaid Interest under this Note shall be subject to Mandatory Conversion within ten (10) business days of the effective date of the Reverse Split at the Conversion Price of $1.00 per Share. The Parties acknowledge and agree that the Reverse Split is subject to approval by FINRA.

3.3 No fractional Shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, round up the number of Shares issuable to the next whole integer. Upon conversion of this Note pursuant to this Sections 3.2 or 3.3 above, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or the transfer agent of the Company, Empire Stock Transfer or any successor transfer agent (the “Transfer Agent”).

3.4 At its expense, the Company will issue written instructions to Transfer Agent within three (3) business days of receipt of the Conversion Notice, together with payment by wire transfer to the Company’s bank account as set forth in Section 3.5 below, to issue and deliver to such Holder, at the address of the Holder most recently furnished in writing to the Company, a certificate or certificates for the number of Shares to which such Holder is entitled upon such conversion, which Shares shall be issued in book entry form. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Principal and accrued Interest being converted, including, without limitation, the obligation to pay such portion of the principal amount and accrued interest.

3.5 The wire instructions for payment of the Conversion Price multiplied by the number of Shares being issued are as follows:

Bank:	Bank of America
ABA:	026009593
Address:	505 East Market St., Leesburg, VA 20176
for credit to:	Quantum Computing, Inc.
Account#:	4350-4394-1694

3.6 All payments shall be made in lawful money of the United States of America by wire transfer to the account set forth in Section 3.5 above.

Section 4. Transfer; Successors and Assigns:

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Notwithstanding the foregoing, except for a pledge of this Note to a bank or other financial institution that creates a mere security interest in this Note in connection with a bona fide loan transaction, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company, and, thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

Section 5. Governing Law; Jurisdiction:

This Note shall be governed by and construed under the laws of the State of Virginia, where the Company maintains its offices and banking relationships, among other relevant contacts, without giving effect to principles of conflicts of law. The Parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Fairfax County, State of Virginia, in connection with any action relating to this Note.

Section 6. Notices:

Any notice required or permitted by this Note shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the Party to be notified, (b) upon confirmation of receipt by fax by the Party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) three days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the Party to be notified at the address of such Party indicated on the signature page hereof, or at such other address as such Party may designate by 10 days’ advance written notice to the other Party given in the foregoing manner.

 Section 7. Amendments and Waivers:

Any term of this Note may be amended only with the written consent of the Company and the holders of a majority in interest of the Notes. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, each Holder and each transferee of the Note.

Section 8. Shareholders, Officers and Directors Not Liable:

In no event shall any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

Section 9. Action to Collect on Note:

If action at law or equity is necessary to enforce or interpret the terms of this Note, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

Section 10. Waiver of Jury Trial:

Each of the Company and Holder hereby waives its right to trial by jury in any claim (whether based upon contract, tort or otherwise) under, related to or arising in connection with this Note.

Section 11. Waiver of Notice of Presentment:

The Company hereby waives presentment, protest and demand, notice of protest, demand and dishonor and non-payment of this Note in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note.

QUANTUM COMPUTING INC/

By: _________________________

Name: Robert Liscouski

Title: Chief Executive Officer

AGREED TO AND ACCEPTED

BY HOLDER:

By: ___________________________

Name: ________________________

Title (if applicable): _____________

Address: ___________________________

___________________________________

___________________________________

Email: _____________________________

Tax ID (if applicable):________________

EXHIBIT A

CONVERSION NOTICE

The undersigned Holder hereby elects to convert the principal together with all accrued but unpaid interest hereon under this Convertible Note due _________ __, 2019 of Quantum Computing Inc., a Delaware corporation (the “Company”), into shares of the Company’s common stock (the “Shares”) according to the conditions hereof, as of the date written below. If the Shares are to be issued in the name of a person other than the undersigned Holder, the undersigned Holder will pay all transfer taxes, payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion Calculations:

Date to Effect Conversion: ____________________________

Principal Amount of Note to be Converted: $__________________

Additional Interest to be Converted: $_______________

Number of shares of Common Stock to be issued: ______________

Signature: _________________________________________

Name: ____________________________________________

Address for Delivery of Common Stock Certificates: __________

_____________________________________________________

_____________________________________________________

Or

DWAC Instructions: _________________________________

Broker No: _____________

Account No: _______________

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